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                                                                                                Exhibit No. 11
                                    HARDING LAWSON ASSOCIATES GROUP, INC.

                                      Computation of Per Share Earnings
                                    (In thousands, except per share data)
                                                 (Unaudited)


                                                             Three Months Ended                Nine Months Ended
                                                                February 28,                     February 28,
                                                          1999            1998             1999           1998
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
     Average basic shares outstanding                  4,815          4,986             4,844            5,016
     Net effect of dilutive stock options
         based on the treasury stock
         method.                                          15            156                46               81
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     Average diluted shares outstanding                4,830          5,142             4,890            5,097
===================================================================================================================

     Net income                                       $  414         $  254            $1,566           $2,065
===================================================================================================================

     Basic and diluted earnings per
         common share                                 $ 0.09         $ 0.05           $  0.32          $  0.41
===================================================================================================================
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